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                                    EXHIBIT 5.1

                            OPINION OF LATHAM & WATKINS



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                                   April 30, 1998

Media Arts Group, Inc.
521 Charcot Avenue
San Jose, California 95131

Re:  MEDIA ARTS GROUP, INC. COMMON STOCK $0.01 PAR VALUE

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") which Media Arts Group, Inc. (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 400,000 shares of Common Stock, par value of $0.01 per share (the "Shares") to be sold by the Company under the Media Arts Group, Inc. Employees Stock Option Plan and Media Arts Group, Inc. Consultant Nonqualified Stock Option Agreements dated as of May 21, 1997, June 19, 1997, August 29, 1997, September 10, 1997, October 1, 1997, October 31, 1997 and December 1, 1997 (collectively, the "Plans"). We are familiar with the proceedings undertaken and to be taken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plans and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ LATHAM & WATKINS
                                       LATHAM & WATKINS


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